Exhibit 99.1

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Quarterly Financial Results; Increases Quarterly Cash

Distribution to $0.745 Per Unit; and Updates 2009 Guidance

TULSA, OKLAHOMA, July 28, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported increased revenues, EBITDA and net income for the quarter ended June 30, 2009 (the “2009 Quarter”). Comparing the 2009 Quarter to the quarter ended June 30, 2008 (the “2008 Quarter”), revenues grew 10.0% to $303.9 million, EBITDA increased 17.9% to $77.1 million, and net income rose 13.0% to $41.5 million, or $0.72 of net income per basic and diluted limited partner unit. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2009 Quarter to $0.745 per unit (an annualized rate of $2.98 per unit), payable on August 14, 2009 to all unitholders of record as of the close of trading on August 7, 2009. The announced distribution represents a 12.9% increase over the cash distribution of $0.66 for the 2008 Quarter and a 2.1% increase over the cash distribution of $0.73 for the first quarter of this year.

“ARLP has delivered record financial results through the first six months of 2009 and we remain on track to post our ninth consecutive year of record results,” said Joseph W. Craft III, President and Chief Executive Officer. “Despite strong current headwinds from significant reductions in electricity generation and decreased demand for coal, we continue to be optimistic about the long-term fundamentals for our Partnership. Supporting this optimism, we continue to be encouraged by discussions with customers seeking to secure long-term coal supplies of low-chlorine, high-sulfur coal from the Illinois Basin. These discussions are evidence of the confidence our customers place in ARLP’s long-term operational reliability, supply diversity and financial strength.”

Consolidated Financial Results

Three Months Ended June 30, 2009 Compared to Three Months Ended June 30, 2008

Higher revenues in the 2009 Quarter were driven primarily by improved pricing under ARLP’s coal sales contracts, which more than offset lower sales ton volumes. ARLP realized average coal sales prices of $46.04 per ton sold in the 2009 Quarter, an increase of 16.6% compared to the 2008 Quarter. Sales volumes fell to 6.2 million tons in the 2009 Quarter, a decrease of 5.7% compared to the 2008 Quarter, primarily due to reduced spot market and export sales and the impact of unplanned outages at several customers’ power plants. Reflecting ARLP’s ongoing efforts to match production to contractual obligations and market demand, production volumes also declined in the 2009 Quarter to 6.3 million tons, compared to 6.5 million tons in the 2008 Quarter.

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Operating expenses increased to $204.5 million, compared to $191.4 million in the 2008 Quarter, primarily as a result of higher labor and labor-related expenses, sales-related expenses, and maintenance costs. Reflecting the previously mentioned weakness in the spot coal markets, expenses for outside coal purchases declined $4.1 million in the 2009 Quarter compared to the 2008 Quarter.

Financial results for the 2009 Quarter were also impacted by higher depreciation, depletion and amortization, which increased in the 2009 Quarter to $28.3 million, compared to $25.6 million in the 2008 Quarter, as a result of recent capital expenditures related to infrastructure improvements, efficiency projects and expansion of production capacity. In addition, net interest expense increased $4.5 million in the 2009 Quarter to $7.5 million due to ARLP’s $350 million private placement of debt in June 2008. General and administrative expenses decreased in the 2009 Quarter to $9.3 million, compared to $12.1 million in the 2008 Quarter, primarily as a result of lower incentive compensation expenses.

Comparative results between the 2009 and 2008 Quarters were also impacted by non-recurring benefits to net income in the 2008 Quarter totaling $9.9 million related to favorable claims settlements and sale of non-core coal reserves.

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

For the six months ended June 30, 2009 (the “2009 Period”), ARLP reported records for revenues, EBITDA and net income. Revenues for the 2009 Period rose to $633.2 million, an increase of 13.1% compared to the six months ended June 30, 2008 (the “2008 Period”). Average coal sales prices for the 2009 Period increased $8.35 per ton sold to $47.33 per ton sold, more than offsetting lower coal sales volumes, which fell approximately 942,000 tons compared to the 2008 Period. EBITDA for the 2009 Period increased 37.7% to $184.9 million, compared to EBITDA of $134.2 million for the 2008 Period. Net income for the 2009 Period was $114.0 million, or $2.28 of net income per basic and diluted limited partner unit, compared to net income of $79.9 million, or $1.60 of net income per basic and diluted limited partner unit, for the 2008 Period. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to GAAP, please see the end of this release).

Compared to the 2008 Period, financial results for the 2009 Period were also impacted by higher operating expenses and depreciation, depletion and amortization, lower general and administrative expenses and outside coal purchases, and the 2008 Period non-recurring events discussed above.

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Regional Results and Analysis

(in millions, except per ton data)	2009 Second Quarter	2008 Second Quarter	% Change Quarter / Quarter	2009 First Quarter	% Change Sequential

Illinois Basin
Tons sold	5.062	4.959	2.1%	4.963	2.0%
Coal sales price per ton (1)	$43.06	$34.01	26.6%	$44.64	(3.5)%
Segment Adjusted EBITDA Expense per ton (2)	$27.88	$24.50	13.8%	$26.48	5.3%
Segment Adjusted EBITDA (2)	$77.0	$47.3	62.8%	$90.8	(15.2)%

Central Appalachia
Tons sold	0.615	0.866	(29.0)%	0.764	(19.5)%
Coal sales price per ton (1)	$66.70	$60.89	9.5%	$70.41	(5.3)%
Segment Adjusted EBITDA Expense per ton (2)	$56.69	$44.57	27.2%	$48.56	16.7%
Segment Adjusted EBITDA (2)	$6.2	$16.9	(63.3)%	$16.8	(63.1)%

Northern Appalachia
Tons sold	0.570	0.797	(28.5)%	0.700	(18.6)%
Coal sales price per ton (1)	$50.25	$50.43	(0.4)%	$52.13	(3.6)%
Segment Adjusted EBITDA Expense per ton (2)	$48.63	$42.25	15.1%	$43.65	11.4%
Segment Adjusted EBITDA (2)	$1.6	$7.6	(78.9)%	$6.7	(76.1)%

Total (3)
Tons sold	6.247	6.622	(5.7)%	6.427	(2.8)%
Coal sales price per ton (1)	$46.04	$39.50	16.6%	$48.59	(5.2)%
Segment Adjusted EBITDA Expense per ton (2)	$32.77	$29.55	10.9%	$31.26	4.8%
Segment Adjusted EBITDA (2)	$86.4	$77.5	11.5%	$117.5	(26.5)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Generally weak coal demand and reduced deliveries due to unplanned outages experienced by several customers pushed total coal sales volumes down in the 2009 Quarter by 5.7% compared to the 2008 Quarter and 2.8% compared to the first quarter of 2009. In addition, lower coal sales volumes in the Central and Northern Appalachian regions reflect the impact of reduced spot market sales. Partially offsetting these reductions, Illinois Basin coal sales volumes in the 2009 Quarter increased slightly compared to the 2008 Quarter and the first quarter of 2009. Coal inventories increased in each of ARLP’s operating regions during the 2009 Quarter to a total of approximately 915,000 tons, an increase of approximately 574,000 tons over the 2008 Quarter and 89,000 tons over the sequential 2009 quarter.

Comparing the 2009 Quarter to the 2008 Quarter, ARLP continued to benefit from improved contract pricing resulting in a 16.6% increase in total average coal sales price per ton. Sequentially, lower average coal sales prices per ton in the 2009 Quarter reflect the completion in the first quarter 2009 of high-priced sales from spot and export market transactions initiated in 2008. Lower sales prices in the 2009 Quarter, compared to the first quarter of 2009, also reflect the impact of reduced pricing due to index price adjustments under several long-term contracts.

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Efforts to adjust production in response to reduced coal demand, as well as the previously discussed increases to labor and labor-related expenses, sales-related expenses, maintenance costs and inventory levels, all contributed to higher Segment Adjusted EBITDA expense per ton in each of ARLP’s operating regions during the 2009 Quarter. Increased labor-related expenses included higher workers’ compensation expense (primarily due to a non-cash charge related to discount rate fluctuations), which impacted Segment Adjusted EBITDA expense by $0.95 per ton on a consolidated basis, $0.61 per ton in the Illinois Basin, $0.93 per ton in Northern Appalachia and $4.17 per ton in Central Appalachia. As anticipated, costs per ton in the Central Appalachian region also reflect higher operating costs as the Pontiki mine completed its transition from the Pond Creek coal seam into the thinner Van Lear coal seam during the 2009 Quarter. In addition, a longwall move at the Mountain View mine during the 2009 Quarter also resulted in increased costs per ton in Northern Appalachia. Expenses related to the River View and Tunnel Ridge organic growth projects also contributed to the increased costs for the Illinois Basin and Northern Appalachian regions, respectively, during the 2009 Quarter. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Commenting on ARLP’s outlook for the remainder of 2009, Mr. Craft said, “Reflecting continuing economic weakness and low natural gas prices, year-over-year coal fired power generation is down nearly 12% nationwide and over 14% in the eastern markets. With reduced power generation and historically high utility stockpiles, we anticipate coal demand is likely to remain constrained through 2010. As evidenced by ARLP’s actions to reduce production earlier this year and, more recently at our Pontiki mine, we will continue to exercise discipline as we manage production volumes in this difficult market environment. Due to the operational adjustments made thus far, ARLP is currently anticipating coal production for 2009 in a range of 25.9 to 26.4 million tons, substantially all of which is contractually committed and priced. Although we are lowering guidance to reflect these adjustments necessitated by lower market demand, ARLP is well positioned to deliver record financial results in 2009 relying on strong contractual commitments at favorable pricing and operational excellence.”

Looking beyond 2009, ARLP has also secured sales commitments for approximately 25.7 million tons, 23.8 million tons and 16.9 million tons in 2010, 2011 and 2012, respectively. Approximately 1.5 million, 1.5 million and 1.0 million tons of these coal sales commitments remain open to market pricing in 2010, 2011 and 2012, respectively.

Based on current estimates, ARLP is reducing 2009 guidance for revenues, excluding transportation revenues, to a range of $1.20 to $1.30 billion; EBITDA, to a range of $335.0 to $365.0 million; and net income, to a range of $185.0 to $215.0 million. These estimated ranges reflect ARLP’s current expectations and its best judgments regarding the coal markets, coal sales volumes and other factors for the balance of 2009. As reflected in the Forward-Looking Statements Disclosure below, a number of these factors are beyond ARLP’s control and, consequently, its actual results may differ from current expectations. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

Total capital expenditures for 2009 have been further reduced to a range of $350.0 to $400.0 million, including maintenance capital expenditures. Since the beginning of the year, adjustments to operating plans and construction schedules have reduced planned capital expenditures by $70.0 to $80.0 million. As a result, although 2009 financial results will be below initial estimates, ARLP currently anticipates year end liquidity levels comparable to original expectations.

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A conference call regarding ARLP’s 2009 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 831-6272 and provide pass code 97717775. International callers should dial (617) 213-8859. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 89249803. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing two new mining complexes, one in Kentucky and one in West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; sustained decreases in coal prices, which could adversely affect our operating results and cash flows; decreases in spot market prices for coal; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; the impact and duration of the current worldwide economic downturn; liquidity constraints, including those resulting from the cost or unavailability of financing due to current credit market conditions; customer bankruptcies or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; replacement of coal reserves; a loss or reduction of direct or indirect benefits from certain state and federal tax credits; and difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Tons Sold	6,247	6,622	12,674	13,616
Tons Produced	6,324	6,467	13,196	13,332

SALES AND OPERATING REVENUES:
Coal sales	$287,620	$261,567	$599,880	$530,725
Transportation revenues	12,794	11,007	23,684	21,627
Other sales and operating revenues	3,490	3,650	9,640	7,460

Total revenues	303,904	276,224	633,204	559,812

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	204,477	191,363	400,853	383,981
Transportation expenses	12,794	11,007	23,684	21,627
Outside coal purchases	432	4,552	5,192	7,455
General and administrative	9,307	12,119	19,041	20,950
Depreciation, depletion and amortization	28,272	25,600	55,622	48,894
Gain from sale of coal reserves	—	(5,159)	—	(5,159)
Net gain from insurance settlement and other	—	(2,790)	—	(2,790)

Total operating expenses	255,282	236,692	504,392	474,958

INCOME FROM OPERATIONS	48,622	39,532	128,812	84,854

Interest expense	(7,808)	(3,250)	(15,789)	(6,238)
Interest income	293	197	924	295
Other income	202	250	428	467

INCOME BEFORE INCOME TAXES	41,309	36,729	114,375	79,378
INCOME TAX EXPENSE (BENEFIT)	(201)	(70)	225	(725)

NET INCOME	41,510	36,799	114,150	80,103
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(50)	(102)	(179)	(243)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$41,460	$36,697	$113,971	$79,860

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$14,764	$11,663	$29,621	$20,819

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$26,696	$25,034	$84,350	$59,041

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT (1)	$0.72	$0.68	$2.28	$1.60

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.73	$0.585	$1.445	$1.17

WEIGHTED AVERAGE NUMBER OF UNITS
OUTSTANDING-BASIC	36,993,874	36,868,173	36,996,451	36,862,448

WEIGHTED AVERAGE NUMBER OF UNITS
OUTSTANDING-DILUTED	36,993,874	36,868,173	36,996,451	36,881,752

(1)	On January 1, 2009, we adopted retrospectively the provisions of Emerging Issues Task Force No. 07-4, Application of the Two-Class Method under FASB Statement No. 128, Earnings Per Share, to Master Limited Partnerships which impacts our presentation of earnings per unit in periods when our aggregate net income exceeds the aggregate distributions because undistributed earnings are no longer allocated to the IDR holder as previously prescribed under the provisions of EITF No. 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$157,413	$244,875
Trade receivables	88,439	87,922
Other receivables	4,477	6,018
Due from affiliates	145	—
Marketable securities	5,094	—
Inventories	49,837	26,510
Advance royalties	3,200	3,200
Prepaid expenses and other assets	3,815	10,070

Total current assets	312,420	378,595

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,241,812	1,085,214
Less accumulated depreciation, depletion and amortization	(506,125)	(468,784)

Total property, plant and equipment, net	735,687	616,430

OTHER ASSETS:
Advance royalties	26,680	23,828
Other long-term assets	10,517	11,787

Total other assets	37,197	35,615

TOTAL ASSETS	$1,085,304	$1,030,640

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$71,931	$63,236
Due to affiliates	44	706
Accrued taxes other than income taxes	12,009	11,195
Accrued payroll and related expenses	19,517	20,555
Accrued interest	3,451	3,454
Workers’ compensation and pneumoconiosis benefits	9,429	9,377
Current capital lease obligation	338	351
Other current liabilities	13,961	11,911
Current maturities, long-term debt	18,000	18,000

Total current liabilities	148,680	138,785

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	440,000	440,000
Pneumoconiosis benefits	32,819	31,436
Accrued pension benefit	20,823	19,952
Workers’ compensation	54,187	47,828
Asset retirement obligations	57,376	56,204
Due to affiliates	688	420
Long-term capital lease obligation	624	784
Other liabilities	4,850	5,039

Total long-term liabilities	611,367	601,663

Total liabilities	760,047	740,448

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,661,029 and 36,613,458 units outstanding, respectively	636,840	604,998
General Partners’ deficit	(294,068)	(295,834)
Accumulated other comprehensive income (loss)	(18,621)	(19,899)

Total ARLP Partners’ Capital	324,151	289,265
Noncontrolling interest	1,106	927

Total Partners’ Capital	325,257	290,192

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,085,304	$1,030,640

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$164,261	$150,799

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(174,685)	(70,950)
Changes in accounts payable and accrued liabilities	8,364	3,356
Proceeds from sale of property, plant and equipment	1	567
Proceeds from sale of coal reserves	—	7,159
Purchase of marketable securities	(4,527)	—
Payment for acquisition of coal reserves and other assets	—	(13,300)
Receipts of prior advances on Gibson rail project	1,223	1,023

Net cash used in investing activities	(169,624)	(72,145)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	350,000
Borrowings under revolving credit facilities	—	88,850
Payments under revolving credit facilities	—	(95,350)
Payments on capital lease obligation	(173)	(185)
Payment of debt issuance costs	—	(830)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(791)	—
Cash contributions by General Partners	31	50
Distributions paid to Partners	(81,353)	(60,933)

Net cash provided by (used in) financing activities	(82,286)	281,602

EFFECT OF CURRENCY TRANSLATION ON CASH	187	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	(87,462)	360,256

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,875	1,118

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$157,413	$361,374

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Presentation of Net Income

On January 1, 2009 we adopted the provisions of statement of financial accounting standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, which establishes accounting and reporting standards for noncontrolling ownership interest in subsidiaries. Prior to adoption of SFAS No. 160, consolidated net income included earnings attributable to ARLP but excluded earnings attributable to noncontrolling interests. Consolidated net income now includes earnings attributable to both ARLP and noncontrolling interests. Unless otherwise noted, any reference above to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2009	2008	2009	2008	2009E Midpoint

Cash flows provided by operating activities	$88,983	$84,373	$164,261	$150,799	$320,000
Non-cash compensation expense	(908)	(821)	(1,750)	(1,478)	(3,600)
Asset retirement obligations	(664)	(710)	(1,339)	(1,417)	(2,700)
Coal inventory adjustment to market	(621)	(486)	(630)	(539)	(700)
Net gain on foreign currency exchange	127	—	187	—	750
Net gain (loss) on sale of property, plant and equipment	(46)	11	(45)	(1)	(50)
Gain on sale of coal reserves	—	5,159	—	5,159	—
Other	(131)	(18)	(274)	220	—
Net effect of working capital changes	(16,958)	(25,109)	9,362	(23,746)	5,800
Interest expense, net	7,515	3,053	14,865	5,943	29,500
Income tax expense (benefit)	(201)	(70)	225	(725)	1,000

EBITDA	77,096	65,382	184,862	134,215	350,000
Depreciation, depletion and amortization	(28,272)	(25,600)	(55,622)	(48,894)	(119,000)
Interest expense, net	(7,515)	(3,053)	(14,865)	(5,943)	(29,500)
Income tax (expense) benefit	201	70	(225)	725	(1,000)

Net income	41,510	36,799	114,150	80,103	200,500
Net income attributable to noncontrolling interest	(50)	(102)	(179)	(243)	(500)

Net income attributable to ARLP	$41,460	$36,697	$113,971	$79,860	$200,000

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Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,
	2009	2008

Operating expense	$204,477	$191,363
Outside coal purchases	432	4,552
Other income	(202)	(250)

Segment Adjusted EBITDA Expense	$204,707	$195,665
Divided by tons sold	6,247	6,622

Segment Adjusted EBITDA Expense per ton	$32.77	$29.55

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended June 30,
	2009	2008

EBITDA (See reconciliation to GAAP above)	$77,096	$65,382
General and administrative	9,307	12,119

Segment Adjusted EBITDA	$86,403	$77,501

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